Exhibit 99.2

THIRD AMENDED AND RESTATED

DEFERRED SUPPLEMENTAL COMPENSATION AGREEMENT

WITH SIMON HOUNSLOW

This AGREEMENT made this 11th day of April, 2008, between the Bank of the Commonwealth, a Virginia banking corporation, Norfolk, Virginia (hereinafter called “Bank”) and Simon Hounslow (hereinafter called “Employee”).

WHEREAS, Employee is employed by the Bank; and

WHEREAS, said employment has been beneficial to the Bank; and

WHEREAS, in May 2004, the Bank and Employee entered into that certain Deferred Supplemental Compensation Agreement (the “Second Agreement”), attached hereto, to encourage Employee to continue his employment with the Bank; and

WHEREAS, the Bank has determined that certain terms of the First and Second Agreement, should be amended, that the First and Second Agreement should also be amended to reflect the Bank’s desire to provide deferred supplemental compensation to Employee in addition to that provided for in the First and Second Agreement, and, further, that the First and Second Agreement should be restated to incorporate such amendments; and

WHEREAS, the Bank now desires to encourage Employee to continue his employment with the Bank, and reward him for his loyal and valuable service to the Bank.

Now, THEREFORE, it is agreed as follows:

1.	Commencing on the first day of the second calendar month following the earlier of:

(i)	Employee’s death, or

(ii)	the later of:

(1)	the date upon which Employee attains, or would have attained, the age of sixty-five (65) years, or

(2)	the date on which the Employee retires,

Employee or the Beneficiary (as defined below), shall be entitled to payment from the Bank of Seven Hundred Fifty Thousand Dollars ($750,000) in one hundred eighty (180) equal consecutive monthly installments of Four Thousand One Hundred Sixty Seven Dollars ($4,167) each, payable on the first day of each such month. Any payment described above shall be made on each such payment date to Employee, regardless of whether Employee is employed by Bank at the time he becomes eligible for such payments.

2. If Employee dies, any payment to which he is entitled under this Agreement shall be made to Employee’s beneficiary, as designated by him in writing and filed with the Cashier of the Bank, and if no such beneficiary is designated, then to Employee’s estate (in either case, the “Beneficiary”). Any payments described above that have not yet commenced prior to Employee’s death, shall commence being paid to the Beneficiary on the first day of the second calendar month following Employee’s death.

3. Employee agrees that, during the period of time he continues to receive payments hereunder and is no longer employed by the Bank, he will make himself available for such occasional reasonable consultation which the Bank may reasonably request.

4. During the period that Employee is eligible to receive payments as herein provided, Employee agrees to refrain from performing services of any kind, as an employee or otherwise, to or for any person, firm or corporation whose business the Board of Directors of the Bank shall in good faith determine to be competitive with the business of the Bank. Notice of such determination shall be mailed to Employee at his home address; and in the event that Employee thereafter performs services for such competitor of the Bank, all amounts then remaining unpaid under this Agreement shall be forfeited, and Employee agrees that the Bank shall have no further liability to him or to any person hereunder.

5. Neither Employee, the Beneficiary, nor any other person claiming through or under Employee shall have any right to transfer, assign, pledge or hypothecate in any manner, by operation of law or otherwise (other than by will or by the laws of descent and distribution), the right to receive payments hereunder, all of which payments and the rights thereto are expressly declared to be non-assignable; and in the event of any attempted assignment or other disposition, such attempted assignment or disposition shall be void, and the Bank shall have no further liability hereunder; provided, however, that this paragraph shall not restrict the right of Employee to designate a Beneficiary under the terms of this Agreement or the Beneficiary’s exercise of a power of appointment conferred upon Beneficiary by Employee’s beneficiary designation.

6. This Agreement is unfunded and the amounts payable hereunder are to be satisfied solely out of the general unrestricted assets of the Bank. The Employee’s right to payment hereunder is at all times a mere unsecured contractual obligation of the Bank. The Bank will not segregate any funds for, issue any notes evidencing, or provide any security for the payment of the amounts due hereunder. The Employee’s right to receive payments under this Agreement is not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of Employee or the Beneficiary. This Agreement does not give Employee any right, title, interest, lien, or claim against any specific asset of the Bank, Employee and the Beneficiary having only the rights of a general creditor of the Bank.

7. This Agreement shall be binding upon any successor of the Bank, including but not limited to any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquire all or substantially all of the assets or business of the Bank.

8. This Agreement contains the entire Agreement between Employee and the Bank and supercedes any and all previous agreements, written or oral, among the parties related to the specific subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding on the parties hereto unless reduced to writing and signed by Employee and the Bank.

IN WITNESS WHEREOF, the parties have executed this Agreement at Norfolk, Virginia, on the date first above written.

EMPLOYEE:	BANK OF THE COMMONWEALTH

/s/ Simon Hounslow	By:	/s/ E. J. Woodard, Jr., CLBB
Simon Hounslow		E. J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer

2